EXHIBIT 21.1

INCOME OPPORTUNITY REALTY INVESTORS, INC.
SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries and partnership interests of Income Opportunity Realty Investors, Inc., the percentage of ownership and the state or other jurisdiction of organization or incorporation as of December 31, 2011:

Name of Entity	Ownership	Jurisdiction
Corporations
IORI Operating, Inc.	100.0%	Nevada
IORI Minerals, Inc.	100.0%	Nevada
IORI Valley View, Inc.	100.0%	Nevada
Midland Odessa Properties, Inc.	19.9%	California

Partnerships (including direct and indirect ownership through subsidiaries)
Metra Cross Pool 2, LP	5.97%	Delaware
Metra Quail Oaks, LP	5.97%	Delaware
Metra Westwood, LP	5.97%	Delaware
Nakash Income Associates	40.00%	Georgia